Exhibit 10.2

ESCROW AGREEMENT

This Agreement is made as of the 5th day of April, 2007, between American Gas Services, Inc., a corporation organized and existing under the laws of the State of Minnesota (“AGS”), the owner of a 60% joint venture interest in Taian AGS Pipeline Construction Co. Ltd., a joint venture enterprise in the City of Taian, Shandong province, the People's Republic of China ("TAGS"), American Gas Services, Inc. Consultants, a corporation existing under the laws of Florida (“AGS Consultants”, and collectively with AGS, the “Owner”), WPCS International Incorporated, a corporation organized and existing under the laws of the State of Delaware, with its principal offices at One East Uwchlan Avenue, Suite 301, Exton Pennsylvania 19341 ("WPCS"), and Sichenzia Ross Friedman Ference LLP, a New York limited liability partnership having offices at 1065 Avenue of the Americas, New York, New York 10018 (the "Escrow Agent").

RECITALS

The AGS, AGS Consultants and WPCS are parties to that certain Interest Purchase Agreement, dated as of even date herewith (the "Purchase Agreement"). WPCS and the Owner wish to provide for the escrow of cash and shares of WPCS common stock (the “Shares”) pursuant to the Purchase Agreement, and desire that the Escrow Agent hold such cash and Shares in connection therewith pursuant to the provisions of this Agreement, and the Escrow Agent is willing to hold such cash and Shares pursuant to the provisions of this Agreement. All capitalized terms contained herein and not otherwise defined shall have the meaning ascribed to them in the Purchase Agreement. In consideration of the premises and mutual covenants, agreements, representations and warranties contained herein, the parties hereby agree as follows:

1. WPCS and Owner hereby appoint the Escrow Agent to hold $80,000 in cash and 6,808 Shares (the "Escrowed Property"), in an attorney trust account, and the Escrow Agent accepts such appointment, subject to the terms and conditions hereof. WPCS has, prior to the execution of this Escrow Agreement, delivered by way of wire transfer to the Escrow Agent the cash portion of the Escrowed Property and will deliver the Shares to the Escrow Agent within three (3) business days of the Closing Date, hereby irrevocably instructs the Escrow Agent to deal with the Escrowed Property on and subject to the terms hereof. In executing this Escrow Agreement the Escrow Agent acknowledges receipt of the Escrowed Property and the instructions contained herein. Upon deposit of the Escrowed Property, the Escrow Agent shall provide written evidence of such deposit to the Owner and WPCS.

2.     (a) The Escrow Agent shall retain the Escrowed Property until the NTAV of the Company as of the Closing Date shall be determined.

(b) the Purchase Price shall be adjusted by an amount equal to 60% of the difference between (a) the net tangible asset value of TAGS as of the Closing Date, and (b)$3,300,000. Net tangible asset value is defined as total assets minus total liabilities minus intangible assets, calculated in accordance with Generally Accepted Accounting Principles (“NTAV”). Any shortfall from the $3,300,000 shall proportionately reduce the cash and stock components of the Purchase Price. The Escrow Agent shall only deliver the Escrowed Property upon (i) written notification signed by each of the Owner and WPCS of a final determination of the NTAV or (ii) delivery to the Escrow Agent of a written arbitration award with respect to the determination of the NTAV.

(c)  The balance of any amount remaining after the delivery of payments required pursuant to Section 2(b) above (the “Escrow Payment”) shall be delivered to the Owner within three (3) business days of the date of the escrow payments required by Section 2(b) above.

3. The Escrow Agent shall, from time to time, deliver all or some of the Escrowed Property to WPCS or the Owner in accordance with such written instructions, jointly executed by WPCS and the Owner, as the Escrow Agent may receive.

4. The Escrow Agent shall not be under any duty to give the Escrowed Property any greater degree of care than it gives its own similar property, and it shall have no liability hereunder, except for the willful breach or gross negligence of its duties hereunder.

5. The Escrow Agent shall have no duties or responsibilities except those expressly set forth herein, and no implied duties or obligations should be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent need not refer to, and will not be bound by, the provisions of any other agreement, except for definitions of terms contained in the Purchase Agreement.

6. The Escrow Agent may consult with counsel and shall be fully protected with respect to any action taken or omitted by it in good faith on advice of counsel.

7. The Escrow Agent makes no representation as to the validity, value, genuineness or the collectibility of any security or other document or instrument held by or delivered to it.

8. The Escrow Agent will receive no compensation for its services hereunder.

9. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, or shall receive instructions from WPCS and the Owner, with respect to the Escrowed Property, which, in its opinion, are in conflict with any of the provisions hereof (i) it shall be entitled to refrain from taking any action, and in doing so shall not become liable in any way or to any person for its failure or refusal to comply with such conflicting demands, and it shall be entitled to continue so to refrain from acting and so refuse to act until it shall be directed otherwise, in writing, jointly by WPCS and the Owner or until it shall receive a final determination of a court of law, arbitration panel, or similar adjudicative body, or (ii) it may commence as interpleader action in any court of competent jurisdiction to seek an adjudication of the rights of WPCS and the Owner.

10. The Escrow Agent may act in reliance upon any notice, instruction, certificate, statement, request, consent, confirmation, agreement or other instrument which it believes to be genuine and to have been signed by a proper person or persons, and may assume that any of the officers of WPCS or the Owner purporting to act on behalf of WPCS or the Owner in giving any such notice or other instrument in connection with the provisions hereof has been duly authorized to do so.

11.1 In the event that the Escrow Agent retains counsel or otherwise incurs any legal fees by virtue of any provision of this Escrow Agreement, the reasonable fees and disbursements of such counsel and any other liability, loss or expense which the Escrow Agent may thereafter suffer or incur in connection with this Escrow Agreement or the performance or attempted performance in good faith of its duties hereunder shall be paid (or reimbursed to it) by WPCS. In the event that the Escrow Agent shall become a party to any litigation in connection with its functions as Escrow Agent pursuant to this Escrow Agreement, whether such litigation shall be brought by or against it, the reasonable fees and disbursements of counsel to the Escrow Agent including the amounts attributable to services rendered by members or associates of Escrow Agent at the then prevailing hourly rate charged by them and disbursements incurred by them, together with any other liability, loss or expense which it may suffer or incur in connection therewith, shall be paid (or reimbursed to it) by WPCS, unless such loss, liability or expense is due to the willful breach or gross negligence by the Escrow Agent of its duties hereunder.

11.2 WPCS hereby unconditionally agrees to indemnify the Escrow Agent and hold it harmless from and against any and all taxes (including federal, state and local taxes of any kind and other governmental charges), expenses, damages, actions, suits or other charges incurred by or brought or assessed against it for (i) anything done or omitted by it in the performance of its duties hereunder, or (ii) on account of acting in its capacity as an Escrow Agent or stakeholder hereunder, except as a result of its willful breach or gross negligence of its duties under this Escrow Agreement.

11.3  All reasonable expenses incurred by the Escrow Agent in connection with the performance of its duties hereunder shall be paid (or reimbursed to it) by WPCS and the Owner, jointly and severally.

11.4 The agreements contained in this Section 11 shall survive any termination of the duties of the Escrow Agent hereunder.

12. The terms and provisions of this Escrow Agreement may not be waived, discharged or terminated orally, but only by an instrument in writing signed by the person or persons against whom enforcement of the discharge, waiver or termination is sought.

13. The Escrow Agent shall not be bound by any modification of the provisions of this Escrow Agreement, unless such modification is in writing and signed by WPCS and the Owner, and, with respect to any modification in Escrow Agent's duties or its rights of indemnification hereunder, it shall have given their prior written consent thereto.

14. WPCS and the Owner shall, from time to time, execute such documents and perform such acts as the Escrow Agent may reasonably request and as may be necessary to enable the Escrow Agent to perform its duties hereunder or effectuate the transactions contemplated by this Escrow Agreement.

15. WPCS and the Owner hereby acknowledge that the acts of the Escrow Agent are purely ministerial and do not represent a conflict of interest for the Escrow Agent to act, or continue to act, as counsel for any party to this Agreement with respect to any litigation or other matters arising out of this Agreement or otherwise.

16. The Escrow Agent may resign at any time upon twenty (20) days' written notice to WPCS and the Owner. In the event of the Escrow Agent's resignation, its only duty thereafter shall be to hold and dispose of the Escrowed Cash in accordance with the provisions of this Agreement until a successor Escrow Agent shall be appointed and written notice of the name and address of such successor Escrow Agent shall be given to the resigning Escrow Agent by the other parties hereto, whereupon the resigning Escrow Agent's only duty shall be to deliver the Escrowed Cash to the successor Escrow Agent.

17. The rights created by this Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the heirs, successors, assigns and personal representatives of the Escrow Agent, WPCS and the Owner.

18. Each notice, demand, request, approval or communication ("Notice") which is or may be required to be given by any party to any other party in connection with this Agreement and the transactions contemplated hereby, shall be in writing, and given by personal delivery, certified mail, return receipt requested, prepaid, or by overnight express mail delivery and properly addressed to the party to be served at such address as set forth above.

Notices shall be effective on the date delivered personally, the next day if delivered by overnight express mail or three days after the date mailed by certified mail.

19. This Escrow Agreement shall be governed by, and its provisions construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be duly executed as of the day and year first above written.

WPCS INTERNATIONAL INCORPORATED

By:	/s/ ANDREW HIDALGO
Andrew Hidalgo Chief Executive Officer

SELLER: AMERICAN GAS SERVICES, INC.

By:	/s/ HAROLD MUELLER
Name: Harold Mueller Title: President

AMERICAN GAS SERVICES, INC. CONSULTANTS:

By:	/s/ HAROLD MUELLER
Name: Harold Mueller Title: President

ESCROW AGENT: SICHENZIA ROSS FRIEDMAN FERENCE LLP
/s/ THOMAS A. ROSE
Thomas A. Rose, Partner